  Exhibit 99(a)

NEWS RELEASE
July 19, 2021
Contact:
Lance A. Sellers
President and Chief Executive Officer
Jeffrey N. Hooper
Executive Vice President and Chief Financial Officer
828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES SECOND QUARTER EARNINGS RESULTS
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported second quarter earnings results with highlights as follows:

Second quarter highlights:

●
Net earnings were $4.6 million or $0.82 basic net earnings per share and $0.80 diluted net earnings per share for the three months ended June 30, 2021, as compared to $2.6 million or $0.46 basic net earnings per share and $0.44 diluted net earnings per share for the same period one year ago.
●
The Bank originated 72 Small Business Administration (SBA) Paycheck Protection Program (PPP) loans, totaling $3.3 million, during the three months ended June 30, 2021. The Bank recognized $1.5 million in PPP loan fee income during the three months ended June 30, 2021.

Year to date highlights:

●
Net earnings were $8.7 million or $1.55 basic net earnings per share and $1.51 diluted net earnings per share for the six months ended June 30, 2021, as compared to $4.9 million or $0.87 basic net earnings per share and $0.84 diluted net earnings per share for the same period one year ago.
●
The Bank originated 419 SBA PPP loans, totaling $29.1 million, during the six months ended June 30, 2021. The Bank recognized $2.5 million in PPP loan fee income during the six months ended June 30, 2021.
●
Core deposits were $1.4 billion or 98.09% of total deposits at June 30, 2021, compared to $1.1 billion or 97.88% of total deposits at June 30, 2020.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in second quarter net earnings to an increase in net interest income, a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by an increase in non-interest expense during the three months ended June 30, 2021, compared to the three months ended June 30, 2020, as discussed below.

Net interest income was $11.7 million for the three months ended June 30, 2021, compared to $10.7 million for the three months ended June 30, 2020. The increase in net interest income was due to a $879,000 increase in interest income and a $70,000 decrease in interest expense. The increase in interest income was primarily due to a $823,000 increase in interest income and fees on loans, which was primarily due to a $1.5 million increase in fee income on SBA PPP loans. The decrease in interest expense was primarily due to a decrease in Federal Home Loan Bank (“FHLB”) borrowings. Net interest income after the provision for loan losses was $11.9 million for the three months ended June 30, 2021, compared to $9.3 million for the three months ended June 30, 2020. The provision for loan losses for the three months ended June 30, 2021 was a credit of $226,000, compared to an expense of $1.4 million for the three months ended June 30, 2020. The decrease in the provision for loan losses is primarily attributable to a decrease in reserves on loans with payment modifications made as a result of the COVID-19 pandemic and a decrease in reserves due to a net decrease in the volume of loans in the general reserve pool. At June 30, 2021, the balance of loans with existing modifications as a result of the COVID-19 pandemic was $283,000. At December 31, 2020, the balance of loans with existing modifications as a result of the COVID-19 pandemic was $18.3 million. The Company continues to track all loans that are currently modified or have been modified as a result of the COVID-19 pandemic. The loan balances associated with COVID-19 pandemic related modifications have been grouped into their own pool within the Company’s Allowance for Loan and Lease Losses (“ALLL”) model as they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool. Of all loans modified as a result of the COVID-19 pandemic, $108.2 million have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be present in loans that are currently modified and/or loans that were once modified. At December 31, 2020, the balance for all loans that were then currently modified or previously modified but returned to their original terms was $119.6 million. The $11.4 million decrease from December 31, 2020 to June 30, 2021 in the balance of currently or previously modified loans that had returned to their original terms is primarily due to loans paid off during the six months ended June 30, 2021.

Non-interest income was $6.0 million for the three months ended June 30, 2021, compared to $5.2 million for the three months ended June 30, 2020. The increase in non-interest income is primarily attributable to a $593,000 increase in miscellaneous non-interest income primarily due to an increase in debit card income resulting from increased debit card activity and an increase in income on Small Business Investment Company (“SBIC”) investments, and a $271,000 increase in appraisal management fee income due to an increase in the volume of appraisals.

Non-interest expense was $12.1 million for the three months ended June 30, 2021, compared to $11.5 million for the three months ended June 30, 2020. The increase in non-interest expense was primarily attributable to a $301,000 increase in appraisal management fee expense due to an increase in the volume of appraisals and a $170,000 increase in other non-interest expenses.

Year-to-date net earnings as of June 30, 2021 were $8.7 million or $1.55 basic net earnings per share and $1.51 diluted net earnings per share for the six months ended June 30, 2021, as compared to $4.9 million or $0.87 basic net earnings per share and $0.84 diluted net earnings per share for the same period one year ago. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income, a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by an increase in non-interest expense during the six months ended June 30, 2021, compared to the six months ended June 30, 2020, as discussed below.

Year-to-date net interest income as of June 30, 2021 was $22.8 million, compared to $21.9 million for the same period one year ago. The increase in net interest income was due to a $551,000 increase in interest income and a $296,000 decrease in interest expense. The increase in interest income was primarily due to a $807,000 increase in interest income and fees on loans, which was primarily due to a $2.5 million increase in fee income on SBA PPP loans. The decrease in interest expense was primarily due to a decrease in rates paid on interest-bearing liabilities and a decrease in FHLB borrowings. Net interest income after the provision for loan losses was $23.5 million for the six months ended June 30, 2021, compared to $19.0 million for the same period one year ago. The provision for loan losses for the six months ended June 30, 2021 was a credit of $681,000, compared to an expense of $2.9 million for the six months ended June 30, 2020. The decrease in the provision for loan losses is primarily attributable to a decrease in reserves on loans with payment modifications made as a result of the COVID-19 pandemic and a decrease in reserves due to a net decrease in the volume of loans in the general reserve pool.

Non-interest income was $11.9 million for the six months ended June 30, 2021, compared to $9.8 million for the six months ended June 30, 2020. The increase in non-interest income is primarily attributable to a $708,000 increase in mortgage banking income due to an increase in mortgage loan volume, a $737,000 increase in appraisal management fee income due to an increase in the volume of appraisals and a $1.0 million increase in miscellaneous non-interest income primarily due to an increase in debit card income resulting from increased debit card activity and an increase in income on SBIC investments.

Non-interest expense was $24.4 million for the six months ended June 30, 2021, compared to $22.9 million for the six months ended June 30, 2020. The increase in non-interest expense was primarily attributable to a $723,000 increase in appraisal management fee expense due to an increase in the volume of appraisals and a $590,000 increase in salaries and employee benefits expense primarily due to increases in insurance costs and incentive compensation.

Income tax expense was $1.2 million for the three months ended June 30, 2021, compared to $535,000 for the three months ended June 30, 2020. The effective tax rate was 20.55% for the three months ended June 30, 2021, compared to 17.28% for the three months ended June 30, 2020. Income tax expense was $2.2 million for the six months ended June 30, 2021, compared to $1.0 million for the six months ended June 30, 2020. The effective tax rate was 20.41% for the six months ended June 30, 2021, compared to 16.90% for the six months ended June 30, 2020.

Total assets were $1.6 billion as of June 30, 2021, compared to $1.4 billion at December 31, 2020. Available for sale securities were $367.5 million as of June 30, 2021, compared to $245.2 million as of December 31, 2020. Total loans were $888.4 million as of June 30, 2021, compared to $948.6 million as of December 31, 2020. The decrease in loans is primarily due to a $38.3 million decrease in PPP loans primarily due to PPP loans being forgiven by the SBA during the six months ended June 30, 2021 and a $33.7 million decrease in commercial loans due to loan payoffs during the six months ended June 30, 2021. The Company had $37.5 million and $75.8 million in PPP loans at June 30, 2021 and December 31, 2020, respectively.

Non-performing assets were $3.4 million or 0.21% of total assets at June 30, 2021, compared to $3.9 million or 0.27% of total assets at December 31, 2020. Non-performing assets include $3.3 million in commercial and residential mortgage loans and $67,000 in other loans at June 30, 2021, compared to $3.5 million in commercial and residential mortgage loans, $226,000 in other loans, and $128,000 in other real estate owned at December 31, 2020.

The allowance for loan losses at June 30, 2021 was $9.3 million or 1.05% of total loans, compared to $9.9 million or 1.04% of total loans at December 31, 2020. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $1.4 billion at June 30, 2021, compared to $1.2 billion at December 31, 2020. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.4 billion at June 30, 2021, compared to $1.2 billion at December 31, 2020. Certificates of deposit in amounts of $250,000 or more totaled $26.6 million at June 30, 2021, compared to $25.8 million at December 31, 2020.

Securities sold under agreements to repurchase were $31.2 million at June 30, 2021, compared to $26.2 million at December 31, 2020. Junior subordinated debentures were $15.5 million at June 30, 2021 and December 31, 2020. Shareholders’ equity was $145.4 million, or 9.09% of total assets, at June 30, 2021, compared to $139.9 million, or 9.89% of total assets, at December 31, 2020.

Peoples Bank currently operates 17 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln, Mecklenburg and Rowan Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

CONSOLIDATED BALANCE SHEETS
June 30, 2021, December 31, 2020 and June 30, 2020
(Dollars in thousands)

	June 30, 2021	December 31, 2020	June 30, 2020
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$47,151	$42,737	$48,990
Interest-bearing deposits	240,158	118,843	15,694
Federal funds sold	-	-	124,955
Cash and cash equivalents	287,309	161,580	189,639

Investment securities available for sale	367,529	245,249	207,469
Other investments	3,758	4,155	7,196
Total securities	371,287	249,404	214,665

Mortgage loans held for sale	5,501	9,139	10,594

Loans	888,360	948,639	966,543
Less: Allowance for loan losses	(9,287)	(9,908)	(9,433)
Net loans	879,073	938,731	957,110

Premises and equipment, net	17,217	18,600	18,480
Cash surrender value of life insurance	17,164	16,968	16,507
Accrued interest receivable and other assets	22,022	21,753	19,994
Total assets	$1,599,573	$1,416,175	$1,426,989

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$512,577	$456,980	$457,637
Interest-bearing demand, MMDA & savings	775,009	657,834	594,948
Time, $250,000 or more	26,631	25,771	24,477
Other time	77,837	80,501	77,267
Total deposits	1,392,054	1,221,086	1,154,329

Securities sold under agreements to repurchase	31,249	26,201	31,747
FHLB borrowings	-	-	70,000
Junior subordinated debentures	15,464	15,464	15,464
Accrued interest payable and other liabilities	15,432	13,525	18,408
Total liabilities	1,454,199	1,276,276	1,289,948

Shareholders' equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,789,166 shares at 6/30/21,
5,787,504 shares at 12/31/20 and 6/30/20	56,910	56,871	56,871
Common stock held by deferred compensation trust,
at cost; 158,985 shares at 6/30/21, 155,469 shares
at 12/31/20 and 150,309 shares at 6/30/20	(1,901)	(1,796)	(1,700)
Deferred compensation	1,901	1,796	1,700
Retained earnings	84,504	77,628	72,942
Accumulated other comprehensive income	3,960	5,400	7,228
Total shareholders' equity	145,374	139,899	137,041

Total liabilities and shareholders' equity	$1,599,573	$1,416,175	$1,426,989

CONSOLIDATED STATEMENTS OF INCOME
For the three and six months ended June 30, 2021 and 2020
(Dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$11,003	$10,180	$21,667	$20,860
Interest on due from banks	48	41	83	84
Interest on federal funds sold	-	22	-	145
Interest on investment securities:
U.S. Government sponsored enterprises	682	651	1,220	1,336
State and political subdivisions	758	684	1,397	1,325
Other	26	60	72	138
Total interest income	12,517	11,638	24,439	23,888

INTEREST EXPENSE:
Interest-bearing demand, MMDA & savings deposits	543	448	1,040	973
Time deposits	191	224	403	501
FHLB borrowings	-	102	-	166
Junior subordinated debentures	71	90	142	220
Other	37	48	72	93
Total interest expense	842	912	1,657	1,953

NET INTEREST INCOME	11,675	10,726	22,782	21,935
PROVISION FOR (RECOVERY OF) LOAN LOSSES	(226)	1,417	(681)	2,938
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	11,901	9,309	23,463	18,997

NON-INTEREST INCOME:
Service charges	910	718	1,836	1,826
Other service charges and fees	171	162	383	355
Mortgage banking income	723	563	1,593	885
Insurance and brokerage commissions	238	205	498	447
Appraisal management fee income	2,005	1,734	3,821	3,084
Miscellaneous	1,993	1,400	3,782	2,780
Total non-interest income	6,040	5,239	11,913	9,834

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,666	5,535	11,849	11,259
Occupancy	1,939	1,861	3,892	3,782
Appraisal management fee expense	1,634	1,333	3,090	2,367
Other	2,893	2,723	5,569	5,493
Total non-interest expense	12,132	11,452	24,400	22,901

EARNINGS BEFORE INCOME TAXES	5,809	3,096	10,976	5,930
INCOME TAXES	1,194	535	2,240	1,002

NET EARNINGS	$4,615	$2,561	$8,736	$4,928

PER SHARE AMOUNTS
Basic net earnings	$0.82	$0.46	$1.55	$0.87
Diluted net earnings	$0.80	$0.44	$1.51	$0.84
Cash dividends	$0.16	$0.15	$0.32	$0.45
Book value	$25.82	$24.82	$25.82	$24.82

FINANCIAL HIGHLIGHTS
For the three and six months ended June 30, 2021 and 2020, and the year ended December 31, 2020
(Dollars in thousands)

	Three months ended		Six months ended		Year ended
	June 30,		June 30,		December 31,
	2021	2020	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$346,889	$195,101	$305,127	$191,986	$200,821
Loans	916,393	947,344	931,714	904,489	935,970
Earning assets	1,477,256	1,258,583	1,425,990	1,181,237	1,271,764
Assets	1,563,570	1,360,408	1,510,789	1,278,673	1,365,642
Deposits	1,370,159	1,104,394	1,319,755	1,038,839	1,115,019
Shareholders' equity	141,167	134,803	142,566	135,775	141,287

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.20%	3.48%	3.26%	3.79%	3.52%
Return on average assets	1.18%	0.76%	1.17%	0.78%	0.83%
Return on average shareholders' equity	13.11%	7.64%	12.36%	7.30%	8.04%
Average shareholders' equity to total average assets	9.03%	9.91%	9.44%	9.91%	9.89%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,532	$8,112	$9,908	$6,680	$6,680
Provision for (Recovery of) loan losses	(226)	1,417	(681)	2,938	4,259
Charge-offs	(151)	(168)	(236)	(378)	(1,414)
Recoveries	132	72	296	193	383
Balance, end of period	$9,287	$9,433	$9,287	$9,433	$9,908

	June 30, 2021	June 30, 2020	December 31, 2020
	(Unaudited)	(Unaudited)	(Audited)
ASSET QUALITY:
Non-accrual loans	$3,378	$3,999	$3,758
90 days past due and still accruing	-	-	-
Other real estate owned	-	-	128
Total non-performing assets	$3,378	$3,999	$3,886
Non-performing assets to total assets	0.21%	0.28%	0.27%
Loans modifications related to COVID-19	$283	$120,569	$18,246
Allowance for loan losses to non-performing assets	274.93%	235.88%	254.97%
Allowance for loan losses to total loans	1.05%	0.98%	1.04%
Allowance for loan losses to total loans, excluding PPP loans	1.09%	1.09%	1.14%

LOAN RISK GRADE ANALYSIS:
Percentage of loans by risk grade

Risk Grade 1 (excellent quality)	0.63%	1.58%	1.18%
Risk Grade 2 (high quality)	19.16%	21.64%	20.45%
Risk Grade 3 (good quality)	68.78%	65.35%	65.70%
Risk Grade 4 (management attention)	8.68%	9.39%	9.75%
Risk Grade 5 (watch)	1.97%	1.26%	2.20%
Risk Grade 6 (substandard)	0.78%	0.78%	0.72%
Risk Grade 7 (doubtful)	0.00%	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%	0.00%

At June 30, 2021, including non-accrual loans, there were three relationships exceeding $1.0 million in the Watch risk grade (which totaled $8.3 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.